Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-151823) pertaining to the Esterline Technologies Corporation 2004 Equity Incentive Plan and the Esterline Technologies Corporation 2002 Employee Stock Purchase Plan of our reports dated December 19, 2008, with respect to the consolidated financial statements and schedule of Esterline Technologies Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2008, and the effectiveness of internal control over financial reporting of Esterline Technologies Corporation filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Seattle, Washington

December 30, 2008